Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. One to the Registration Statement on Form S-3 of our report dated March 9, 2005, except for the last paragraph of Note 2, which is as of November 29, 2005, relating to the financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in CNL Retirement Properties, Inc.'s Current Report on Form 8-K dated December 1, 2005 and filed December 1, 2005.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orlando, Florida

January 31, 2006